May 13, 2005


VIA FACSIMILE (202) 942-9585 AND EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-0404
Attention: Mr. Daniel Greenspan

         Re:  Hemobiotech, Inc.
              Registration Statement on Form SB-2 (Registration No. 333-122097)
              -----------------------------------------------------------------

Ladies and Gentlemen:

         On behalf of Hemobiotech, Inc., a Delaware corporation (the "Company"), we are transmitting herewith the Company's request for acceleration of the effective date of the above-referenced Registration Statement to 3:00 p.m., New York City time, on Friday, May 13, 2005, or as soon as practicable thereafter.

         Please advise the undersigned or Robert Cohen of our office of the effective date of the Registration Statement. You can reach the undersigned at
(212) 801-9362 or Robert Cohen at (212) 801-6907.

                                                  Very truly yours,


                                                  /s/ Anthony J. Marsico
                                                  ----------------------
                                                  Anthony J. Marsico

cc:  Dr. Arthur P. Bollon
     Robert Cohen, Esq.
     Marlene M. Markard, Esq.

                                HEMOBIOTECH, INC.
                              14221 Dallas Parkway
                                   Suite 1500
                               Dallas, Texas 75254


                                                              May 13, 2005



VIA FACSIMILE (202) 942-9585 AND EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549-0404
Attention: Mr. Daniel Greenspan

          Re:  Hemobiotech, Inc.
               Registration Statement on Form SB-2 (Registration No. 333-122097)
               -----------------------------------------------------------------

Ladies and Gentlemen:

         We hereby request that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 3:00 p.m., New York City time, on Friday, May 13, 2005, or as soon as practicable thereafter.

                                      Very truly yours,

                                      HEMOBIOTECH, INC.



                                      By: /s/ Arthur P. Bollon
                                          --------------------------------------
                                          Arthur P. Bollon
                                          President, Chief Executive Officer and
                                          Chairman